EXHIBIT 99.1

CHENIERE ENERGY INC. NEWS RELEASE

INVESTOR RELATIONS CONTACT:	MEDIA RELATIONS CONTACT:
CHRISTINA CAVARRETTA	BRANDY OBVINTSEV
713-659-1361	832-518-4625

Cheniere Energy Elects John M. Deutch to Board of Directors

Houston, Texas December 15, 2006 – Cheniere Energy, Inc. (AMEX: LNG) announced today that John M. Deutch has been elected to its Board of Directors.

John Deutch is an Institute Professor at the Massachusetts Institute of Technology (MIT) and has been a member of the MIT faculty since 1970. He serves as director for Citigroup, Cummins, Raytheon and Schlumberger Ltd. Mr. Deutch has served in significant government posts throughout his career including Director of Energy Research and Undersecretary of the US Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch earned a Bachelor of Arts in History and Economics from Amherst College, and a Bachelor of Science in Chemical Engineering and a Ph.D. in Physical Chemistry from M.I.T.

Cheniere’s Chairman and CEO, Charif Souki, said, “Mr. Deutch is a welcome addition to our board of directors. His wealth of experience as an educator, thought leader and government policy author will be an excellent resource to our organization. His expertise in technology, innovation, national security and international affairs will greatly complement Cheniere’s business model as we continue to articulate the important role of LNG in US domestic energy supply. ”

Cheniere is developing a network of three, 100% owned LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. The three terminals will have an aggregate send-out capacity of 9.9 billion cubic feet per day. Cheniere is pursuing related LNG business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal.

Cheniere is based in Houston, Texas, with offices in Johnson Bayou, Louisiana, and Paris, France. Additional information about Cheniere may be found on the company’s web site at www.cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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